SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 15, 2009
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 15, 2009, Evergreen Solar, Inc. (“the Registrant”) entered into a guarantee (the “Evergreen Guarantee”) of loan obligations on behalf of Sovello AG (“Sovello”), the Registrant’s joint venture with Q-Cells SE (“Q-Cells”) and Renewable Energy Corporation ASA (“REC”). Pursuant to the Evergreen Guarantee, the Company has agreed to guarantee up to EUR 10 million of Sovello's repayment obligations under a syndicated loan agreement (the “Loan Agreement”) with a syndicate of lenders led by Deutsche Bank AG (“Deutsche Bank”). The Loan Agreement was entered into in April 2007 and amended in September 2008 between Sovello and Deutsche Bank and provides Sovello with an aggregate loan amount of up to EUR 192.5 million. Sovello's other shareholders also entered into guarantees for an additional EUR 20 million with Deutsche Bank on the same terms as the Registrant.
The shareholder guarantees were provided by the Registrant and Sovello’s other shareholders in connection with ongoing discussions between Sovello, Deutsche Bank and the shareholders regarding a restructuring of Sovello’s obligations under the Loan Agreement. In connection with the guarantees, the Registrant, Q-Cells and REC also entered into a letter agreement with Deutsche Bank. Pursuant to the letter agreement the three Sovello shareholders made loans to Sovello in the aggregate amount of EUR 15 million, including EUR 5 million loaned by the Registrant. Also pursuant to the letter agreement, the shareholders provided a liquidity assurance to Deutsche Bank on behalf of Sovello through August 15, 2009 other than payments that might be required pursuant to the Loan Agreement. Based on the current business plan for Sovello, the Registrant does not expect the liquidity assurance will require the shareholders to advance additional funding to Sovello. The foregoing description of the Evergreen Guarantee and the related Sovello funding arrangements are qualified in their entirety by reference to the Evergreen Guarantee, a copy of which is attached hereto as exhibit 10.1, and the letter agreement with Deutsche Bank, a copy of which will be filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 4, 2009.
This Item 2.03 and Item 2.06 below contain forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to the expected funding requirements for Sovello, Sovello’s ability to restructure the Loan Agreement with Deutsche Bank and the Registrant’s ability to meet its silicon requirements. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with Sovello’s ability to control costs and uncertainty related to sales of its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as fluctuations in currency exchange rates and other risks and uncertainties identified in the Registrant’s filings with the Securities and Exchange Commission. The Registrant disclaims any obligation to update or revise such statements to reflect any change in Registrant expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Item 2.06 Material Impairments
On April 15, 2009, the Registrant determined that its loan receivable and the related interest from Silicium de Provence S.A.S. (“Silpro”) has become impaired because the French commercial court ordered the filing for judicial settlement proceedings (redressement judiciaire), a process similar to bankruptcy proceedings in the United States. As a result of the court protection filing, the Registrant will recognize a non-cash charge of $43.9 million in the first quarter of 2009, representing the full value of the loan and related interest (at the applicable foreign exchange rate). The loan, which is required to be repaid by the end of the first quarter of 2013, was made in conjunction with a multi-year silicon supply agreement that the Registrant entered into with Silpro in December 2007. Purchases of silicon from Silpro under the supply agreement were not scheduled to commence until April 2010. The Registrant currently expects it will be able find alternate sources of silicon if needed to meet its production requirements.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description

10.1	Guarantee of the Registrant, dated April 15, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary
Dated: April 17, 2009